Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Harvey Kamil	Carl Hymans
	NBTY, Inc.	G.S. Schwartz & Co.
	President & Chief Financial Officer	212-725-4500
	631-200-2020	carlh@schwartz.com

NBTY TO WEB CAST PRESENTATION AT MORGAN STANLEY CONFERENCE

—ANNOUNCES PRELIMINARY SALES RESULTS FOR MAY 2005—

BOHEMIA, N.Y. — June 13, 2005 - NBTY, Inc. (NYSE:NTY) (www.NBTY.com), a leading global manufacturer and marketer of nutritional supplements, today announced that it will web cast the presentation by Harvey Kamil, President and Chief Financial Officer of NBTY, at the Morgan Stanley Small Cap Executive Conference in New York on Wednesday, June 15, 2005.   The conference is being held at The Ritz-Carlton Battery Park.

The presentation is scheduled to be web cast live on the Company Web site, www.nbty.com on Wednesday, June 15, 2005 at 8:00 AM Eastern Standard Time.

NBTY’s preliminary unaudited comparative sales results for May 2005 and for the two months then ended by segment are as follows:

SALES

(Unaudited)

FOR THE MONTH OF MAY

($ In Millions)

	2005	2004	% Change

Wholesale/ US Nutrition	$66	$58	14%

North American Retail / Vitamin World	$19	$18	10%

European Retail / Holland & Barrett / GNC (UK)	$48	$41	15%

Direct Response/ Puritan’s Pride	$21	$20	5%

Total	$154	$137	12%

SALES

(Unaudited)

FOR THE TWO MONTHS APRIL AND MAY
($ In Millions)

	2005	2004	Change%

Wholesale/ US Nutrition	$129	$116	12%

North American Retail / Vitamin World	$39	$36	9%

European Retail / Holland & Barrett / GNC (UK)	$99	$81	21%

Direct Response/ Puritan’s Pride	$37	$38	–2%

Total	$305	$271	12%

ABOUT NBTY

NBTY is a leading vertically integrated manufacturer and distributor of a broad line of high-quality, value-priced nutritional supplements in the United States and throughout the world.  The Company markets approximately 2,000 products under several brands, including Nature’s Bounty®, Vitamin World®, Puritan’s Pride®, Holland & Barrett®, Rexall®, Sundown®, MET-Rx®, WORLDWIDE Sport Nutrition®, American Health®, GNC (UK)®, DeTuinen® and Le Naturiste™.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business. All of these forward-looking statements, which can be identified by the use of terminology such as “subject to,” “believe,” “expects,” “plan,” “project,” “estimate,” “intend,” “may,” “will,” “should,” “can,” or “anticipates,” or the negative thereof, or variations thereon, or comparable terminology, or by discussions of strategy which, although believed to be reasonable, are inherently uncertain.  Factors which may materially affect such forward-looking statements include: (i) slow or negative growth in the nutritional supplement industry; (ii) interruption of business or negative impact on sales and earnings due to acts of war, terrorism, bio-terrorism, civil unrest or disruption of mail service; (iii) adverse publicity regarding nutritional supplements; (iv) inability to retain customers of companies (or mailing lists) recently acquired; (v) increased competition; (vi) increased costs; (vii) loss or retirement of key members of management; (viii) increases in the cost of borrowings and/or unavailability of additional debt or equity capital; (ix) unavailability of, or inability to consummate, advantageous acquisitions in the future, including those that may be subject to bankruptcy approval or the inability of NBTY to integrate acquisitions into the mainstream of its business; (x) changes in general worldwide economic and political conditions in the markets in which NBTY may compete from time to time; (xi) the inability of NBTY to gain and/or hold market share of its wholesale and/or retail customers anywhere in the world; (xii) unavailability of electricity in certain geographical areas; (xiii) the inability of NBTY to obtain and/or renew insurance and/or the costs of the same; (xiv) exposure to and expense of defending and resolving, product liability claims and other litigation; (xv) the ability of NBTY to successfully implement its business strategy; (xvi) the inability of NBTY to manage its retail, wholesale, manufacturing and other operations efficiently; (xvii) consumer acceptance of NBTY’s products; (xviii) the inability of NBTY to renew leases for its retail locations; (xix) inability of NBTY’s retail stores to attain or maintain profitability; (xx) the absence of clinical trials for many of NBTY’s products; (xxi) sales and earnings volatility and/or trends for the Company and its market segments; (xxii) the efficacy of NBTY’s Internet and on-line sales and marketing; (xxiii) fluctuations in foreign currencies, including the British Pound and the euro; (xxiv) import-export controls on sales to foreign countries; (xxv) the inability of NBTY to secure favorable new sites for, and delays in opening, new retail locations; (xxvi) introduction of and compliance with new federal, state, local or foreign legislation or regulation or adverse determinations by regulators anywhere in the world (including the banning of products) and more particularly proposed Good Manufacturing Practices in the United States, the Food Supplements Directive and Traditional Herbal Medicinal Products Directive in Europe and Section 404 requirements of the Sarbanes-Oxley Act of 2002; (xxvii) the mix of NBTY’s products and the profit margins thereon; (xxviii) the availability and pricing of raw materials; (xxix) risk factors discussed in NBTY’s filings with the U.S. Securities and Exchange Commission; (xxx) adverse effects on NBTY as a result of increased gasoline prices and potentially reduced traffic flow to NBTY’s retail locations; (xxxi) adverse tax determinations; (xxxii) the loss of a significant customer of the Company; and (xxxiii) other factors beyond the Company’s control.

NBTY cannot be certain that the measures taken will be sufficient to meet the section 404 requirements of the Sarbanes-Oxley Act of 2002.

Readers are cautioned not to place undue reliance on forward-looking statements.  NBTY cannot guarantee future results, trends, events, levels of activity, performance or achievements.   NBTY does not undertake and specifically declines any obligation to update, republish or revise forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events.

Consequently, such forward-looking statements should be regarded solely as NBTY’s current plans, estimates and beliefs.

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